                              RETENTION AGREEMENT
                              -------------------

     THIS RETENTION AGREEMENT ("Agreement"), effective as of January 2, 1994, is entered into between Applied Magnetics Corporation ("AMC") a Delaware corporation ("Company") and Raymond P. Le Blanc ("Executive").

                                    RECITALS
                                    --------

     Executive is currently employed by the Company as its Vice President, Secretary and General Counsel.

     The Company desires to continue to retain the services of Executive in this capacity or in such other capacity, as provided herein, as the Executive and the Company may, hereafter, agree in writing and the Executive desires to remain in the employ of the Company and to continue performing services for the Company, all in accordance with the terms of this Agreement.

     NOW, THEREFORE in consideration of the mutual promises contained here, Company and Executive agree as follows:

     1.  DEFINITIONS.  Capitalized terms not otherwise defined herein shall have
         -----------
the following meanings:

         1.1 "Person" - shall mean any individual, corporation, partnership, association, firm or entity whether or not incorporated.

         1.2 "Affiliate" - shall mean, in relation to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         1.3 "Retention Term" - the two year period commencing on the date of this Agreement.

         1.4  "Board" - the Board of Directors of the Company.

         1.5 "Committee" - the Compensation Committee of the Board, or if there is no committee with such name, the committee of the Board responsible for review and recommendations of executive compensation.

         1.6 "Disability" - the inability, as determined by the Committee based on the advice of a licensed physician, of Executive to perform the usual duties of his employment for an extended period by reason of any medically determinable physical or mental

                                EXHIBIT 10(bb)
impairment or illness which can reasonably be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

         1.7  "Exchange Act" - the Securities Exchange Act of 1934.

         1.8  "Common Stock" - the Company's $.10 par value common stock.

         1.9 "termination for Cause" - any termination of Executive's employment by the Company, as a result of or in connection with Executive's
(a) engaging in any business that is competitive with that of the Company while employed by the Company or any subsidiary; (b) committing any material act of dishonesty, including but not necessarily limited to theft or embezzlement of funds or property of the Company, or perpetrating a fraud on or affecting the Company, or (c) a willful act by the Executive which constitutes gross misconduct and results in a material adverse affect on the Company.

         1.10  "Code" - the Internal Revenue Code of 1986, as amended.

         1.11 "Involuntary Termination" - shall mean the happening of any of the following: (i) a termination of the Executive's employment by the Company other than a termination for Cause; (ii) a failure by the Company to elect or reelect or to appoint or reappoint the Executive to the office of Vice President, Secretary and General Counsel or other change which results in a Diminution in Duties; or (iii) a unilateral decision by the Company to reassign the Executive to another geographic location more than twenty-five
(25) miles from the Executive's current principal place of residence; (iv) a reduction in Base Compensation of the Executive as in effect immediately prior to such reduction; (v) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction, unless such reduction is part of a general reduction applicable to all employees implemented by the Company in good faith and for legitimate business reasons; (vi) death or Disability of the Executive; or
(vii) failure of the Company to comply, materially, with the provisions of
Section 4 of this Agreement provided, however, that the Executive's failure to object in writing to a change as listed in subsections (ii), (iii) and (iv) within the later of 90 days after (x) the expiration of the Retention Term or
(y) any such change shall constitute a waiver of such change being deemed an Involuntary Termination.

         1.12  "Base Compensation" shall have the meaning set forth in Section
4.1.

         1.13 "Diminution in Duties" shall mean any change or reduction of the Executive's present functions, duties or responsibilities which results in a significant lessening of

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

Executive's duties or responsibilities or would cause the Executive's position with the Company to become of less dignity, responsibility, importance or scope including, but not limited to, any change whereby (i) Executive no longer reports to (x) any one of the Chief Executive Officer, the Chairman or Vice Chairman of the Company, or (y) following a Change in Control (as defined in the Company's 1992 Stock Option Plan) of the Company, to the person who serves as the principal executive officer of the Company, (ii) Executive no longer serves as the chief legal officer of the Company or in a capacity in which he provides legal counsel and guidance to the Company, its Board and senior executive officers; or (iii) Executive no longer actively participates in the analysis, preparation and formulation of such corporate planning matters as major acquisitions and divestitures, corporate finance and capital formation (including, but not limited to, public and private issuance of debt and equity securities) and other matters in which chief legal officers of publicly traded corporations are customarily involved.

         1.14 "Securities Litigation" - Those certain class action lawsuits which have been filed or may hereafter be filed in the United States District Court for the Central District of California by various persons who allegedly purchased the Company's Stock during the several months preceding October 1, 1993, naming the Company, the Executive and certain other officers, and a former officer, as defendants and alleging that such defendants violated federal and state securities laws including the Insider Trading Act.

     2. EMPLOYMENT/LEGAL REPRESENTATION. The Company agrees to employ Executive to render, and the Executive hereby agrees to perform, the services specified herein upon the terms and conditions and for the compensation herein provided, and Executive will be so employed and will render such services, provided however, that unless otherwise agreed in writing between the Company and Executive, upon Executive's voluntary or Involuntary Termination during the Retention Term, the Company (i) shall, in the case of a Voluntary Termination, have the option to retain, and (ii) agrees, in the case of an Involuntary Termination, to retain Executive as legal counsel to the Company and Executive agrees to provide legal services to the Company, all in accordance with Section 10 hereof.

     3. SERVICES TO BE RENDERED DURING EMPLOYMENT. Subject to the terms and conditions of this Agreement, Executive will be employed as Vice President, Secretary and General Counsel of the Company at its principal office, and he will promote the business affairs and business interests of the Company faithfully and diligently. Subject to the provisions of Section 1.13 hereof, Executive further agrees to serve in such other executive positions of the Company or as an officer or director of one or more Affiliates or subsidiaries of the Company or as a member of one or more committees (including committees of the Board or administrative or similar committees appointed by the Board with the Company or one or more Affiliates or Subsidiaries of the Company) as the Company or the Board may, from time to time, direct or to which he may be elected from time-to-time. Executive will perform the usual and customary duties of Vice President, Secretary and General Counsel and of any additional positions he may hold, and he is granted the usual and customary power and authority associated with such office, subject to the respective provisions of the Certificate of Incorporation and Bylaws of the Company. The Executive shall devote his full business efforts and time to the Company and its subsidiaries. The foregoing, however, shall not preclude the Executive from engaging in appropriate professional, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments as long as such activities and service do not unreasonably interfere or conflict with his responsibilities to the Company.

     4.  SALARY; BENEFITS.
         ----------------

         4.1 Salary.  Commencing as of January 4, 1994, Executive will be paid
             ------
an annual compensation of $170,000 payable in periodic installments in accordance with the Company' s normal salary payment dates for executives. Such salary shall be reviewed at least annually and shall be increased from time to time subject to accomplishment of such performance and contribution goals and objectives as may be established from time to time by the Board. The annual compensation specified in this Section 4.1, together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation". Reference herein to "Base Monthly Compensation" shall mean the Base Compensation divided by 12.

         4.2  Employee Benefits.  The Executive shall be eligible to
              -----------------
participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company including, without limitation, pension plans, savings or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacation and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program.

         4.3  Business Expenses and Travel.  The Executive shall be authorized
              ----------------------------
to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies. In addition, the Company shall pay directly, or reimburse Executive for payments made by him relating to all professional association fees, dues and expenses incurred by or chargeable to Executive (collectively, "Professional Fees") including, but not limited to
(a) statutory or professional fees and dues required for continued active membership, in good standing, in the State Bar of California, the American Bar Association, the American Society of Corporate Secretaries and the American Corporate Counsel Association and one or more of the mutually agreed upon sections or divisions of such associations, and (b) customary and reasonable expenses for attending such continuing legal education programs, seminars and conferences on topics involving subject matters that are mutually agreed upon and are either required for compliance with mandatory continuing legal education requirements of the State Bar of California or are otherwise reasonably related to the performance by Executive of his duties and responsibilities.

         4.4  Cash Incentive Bonus. The Company will exercise its reasonable
              --------------------
best efforts to adopt an incentive cash bonus plan or similar plan or arrangement providing for the grant of discretionary cash bonuses to its executives and certain other key employees and managers based upon, among other things, such performance objectives, individual contributions and other measurement criteria as the Board or Committee, acting on behalf of the Board, may from time-to-time adopt and approve (herein a "Proposed Bonus Plan"). Executive will be entitled to participate in such Proposed Bonus Plan commencing with the fiscal year beginning October 1, 1993, if, as and when the same is adopted and approved by the Board.

     5.  COMPANY LOAN.  The Company agrees that, on or before January 31, 1994,
         ------------
and provided it has, before such date, received a written request from Executive, the Company will loan and deliver to Executive the amount of $80,000 in exchange for and against receipt of a fully executed non interest bearing Promissory Note in the principal amount of $80,000 payable to the Company in four equal and consecutive annual installments of $20,000 each of which shall be payable on January 31 ("Payment Date") of each year commencing January 31, 1995, all in accordance with the promissory note attached as Exhibit A (the "Executive Note"). The obligations to pay each annual installment under the Executive Note on the respective Payment Dates when the same shall become due and payable shall be forgiven and discharged if Executive is employed by the Company on each such Payment Date or otherwise in accordance with the provisions of Section 6.2(d). Should Executive's employment with the Company be terminated on, or prior to any Payment Date, either voluntarily or for Cause, with or without notice, the entire outstanding balance under the Executive Note, less any amounts previously forgiven and discharged shall become automatically due and payable not later than thirty (30) days following the date of termination, without notice, presentment or demand by the Company. However, if Executive's termination of employment with the Company results from his death or Disability at any time, then in such event the entire unpaid amount under the Executive Note shall be forgiven and discharged. The Executive Note and the payment obligations thereunder shall be secured by a subordinated deed of trust on his residential real property commonly known as 2225 St. James Drive, Santa Barbara, California.

     6.  TERMINATION BY COMPANY.
         ----------------------

         6.1  For Cause.  Upon termination of Executive's employment by the
              ---------
Company for Cause, all of Executive's rights to salary, fringe benefits and all other payments from the Company will terminate prospectively to the maximum extent permitted by applicable law and the provisions of any benefit or compensation plans in which Executive participates. Any such termination for Cause by the Company will be effective upon 10 days' written notice, which notice will state that the termination is for Cause and will describe the factual basis for such Cause. The Company may suspend Executive from all duties during this 10-day period. In the event of termination for Cause, Executive shall not be entitled to any severance or other payments pursuant to
Section 6.2 of this Agreement. If Executive challenges such termination, and the arbitrator appointed pursuant to Section 13 of this Agreement determines that a purported termination for Cause was without Cause, the termination nonetheless will be effective, but Executive will promptly receive and be entitled to all payments, benefits and property, if any, as if the termination had originally been an Involuntary Termination, including but not limited to those set forth in Section 6.2.

         6.2  Involuntary Termination.  Upon an Involuntary Termination of
              -----------------------
Executive which occurs prior to expiration of the Retention Term, Executive shall be entitled to receive the following rights and benefits:

              (a) in accordance with the Company's then existing policies and practices with respect to severance arrangements for executive officers, (i) a severance payment in an amount to be determined in accordance with such practices but such severance payment shall (x) not be less than an amount equal to one (1) month of Executive's Base Compensation for each full year of service (rounded up for partial years over 6 months, rounded down for partial years under 6 months) rendered by the Executive to the Company or any of its Affiliates, and (y) not exceed 24 months of such Base Monthly Compensation;
and (ii) the Executive and his family shall be entitled to continue to participate in the Company's Medical and Dental group insurance plans for a period of three (3) years following such termination provided, however, that
                                                     --------  -------
the Executive shall be required to pay the employer's and employee's portion of the monthly premium expense and provided further, that Executive's
                                   -------- -------
continuation in such plans and the monthly premium expense to be paid by him shall be subject to such changes, including, but not limited to, coverage, coverage limits, deductibles and the like, in such plans and in their administration as may from time-to-time be adopted by the Company;

         (b) a lump sum payment in an amount equal to the Executive's Base Monthly Compensation in effect immediately preceding the Involuntary Termination multiplied by the number of months remaining from the date of such Involuntary Termination to the expiration of the Retention Term;

         (c) a lump sum payment in an amount equal to the then current average monthly amount of Professional Fees (calculated by dividing by 24 the total aggregate amount of Professional Fees paid or incurred during the immediately preceding 24 months) multiplied by the number of months remaining from the date of such Involuntary Termination to the expiration of the Retention Term;

         (d) the remaining unpaid balance due under the Executive Note shall be completely discharged and forgiven and the Company will comply with its obligation under Section 14.9; and

         (e) the Company shall pay to Executive the monthly retainer fees in accordance with Section 10.1 hereof.

         6.3  Time of Payment. Any amounts due to Executive under this Section 6
              ---------------
(except for those contemplated under Section 6.2(e) hereof) shall be payable not later than the tenth (10th) business day following the effective date of the termination of Executive's employment.

     7.  VOLUNTARY TERMINATION BY EXECUTIVE.  Executive may terminate his
         ----------------------------------
employment under this Agreement, at any time upon not less than 30 days' prior written notice to the Company. The Company may suspend Executive from all or part of his duties during such notice period or any part thereof. Upon the effective date of any such termination by Executive of this Agreement, all of Executive's rights to salary, fringe benefits, and all other payments and perquisites will terminate prospectively to the maximum extent permitted by applicable law and by the provisions of any benefit or compensation plans in which Executive participates. In the event Executive voluntarily terminates his employment in accordance with this Section 7, the Company may, at its option, to be exercised by written notice given to Executive within ten (10) days following the Company's receipt of Executive's termination notice, elect to require Executive to provide legal services to the Company pursuant to Section 10.2 hereof.

     8.  AMENDMENT AND TERMINATION.  The form of any proper amendment or
         -------------------------
termination of this Agreement shall be a written instrument signed by Executive and, on behalf of the Company, by a duly authorized officer or officers of the Company, provided however, that no such amendment or termination shall be binding upon the Company unless the same has been authorized by the unanimous resolution of a Disinterested Board and any authorized officer or officers executing any such amendment or termination shall certify that the amendment or termination has been approved by a Disinterested Board. For purposes hereof a "Disinterested Board" means the Board of Directors of the Company excluding those members of the Board of Directors, if any, who are parties to agreements or arrangements identical to or substantially similar to this Agreement.

     9.  SUCCESSORS.
         -----------

         9.1  Company's Successors. Any successor to the Company (whether
              --------------------
direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), whether voluntary or involuntarily, to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligation in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers an assumption agreement or similar instrument setting forth the obligations as described in this Section 9.1 or which becomes bound by the terms of this Agreement by operation of law.

         9.2  Executive's Successors. The terms of this Agreement and all
              ----------------------
rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devices and legatees.

     10. PROFESSIONAL SERVICES RETAINER.

         10.1  Involuntary Termination.  Unless otherwise agreed to in writing,
               -----------------------
upon an Involuntary Termination of Executive during the Retention Term, Executive agrees to remain available to provide, and to provide to the Company, and the Company agrees to retain Executive to provide, professional legal representation, services and advice ("Legal Services") in accordance with the provisions and subject to the retainer fees set forth in Exhibit B, attached.

         10.2  Voluntary Termination.  Unless otherwise agreed to in writing,
               ---------------------
upon the voluntary termination of Executive during the Retention Term, as provided in Section 7 hereof, the Company shall have the option and right to require Executive to provide Legal Services to the Company as provided in
Section 10.1 hereof and subject to the retainer fees and other provisions set forth in Exhibit B.

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

    11.  NOTICES.

         11.1  General.  Notices and all other communications contemplated by
               -------
this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified first class mail, return receipt requested, and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be directed to the attention of its Chief Executive Officer.

         11.2  Notice of Termination.  Any termination by the Company for Cause
               ---------------------
or by the Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 11 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination or material breach of control by Company shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

    12.  CONFIDENTIALITY, PROPERTY AND DOCUMENTS

         12.1  Confidentiality.  Executive acknowledges that he has entered
               ---------------
into a Confidentiality and Assignment Agreement ("Confidentiality Agreement") with the Company and that, as an employee and officer of the Company, he is obliged to comply with the Company's policies and procedures with respect to confidential, proprietary and non-public information. He also acknowledges that during the term of his employment with the Company, he will have access to and knowledge of sensitive, confidential and proprietary information and data including, without limitation, business plans and strategic information (such as, but not limited to plans, prospects and considerations regarding new ventures, resource planning, and corporate financial strategies) identification of executives, managers and employees of the Company, including their specific skills, knowledge, compensation and other data (collectively "Confidential Information").

     Executive agrees that he will not, without the Company's prior written consent, at any time after the date of this letter, divulge, furnish or make accessible to anyone or use in any way, any of such Confidential Information in any manner which would injure the Company or interfere with its contractual relations. He further agrees that he will refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company, including, but not necessarily limited to, any conduct or activity which would cause disruption, damage or otherwise impair or interfere with the Company's business by interfering with or raiding its employees, soliciting employees to leave the Company to accept employment with, or provide personal services to, any other firm or Company, or by disrupting its relationships with its employees, customers, vendors, agents, representatives or otherwise.

     Executive and the Company agree to keep this agreement, including the existence and contents hereof, in confidence and not to disclose the same or any of its terms to any third party without the written consent of the other. However, nothing contained herein shall prevent (a) either party from disclosing this agreement or the terms thereof to their respective accountants and attorneys and, in the case of the Company, to its employees and directors who have a need to know of the existence and contents hereof; (b) Executive from disclosing the terms of this agreement to his spouse, immediate family members, or to banks or other financial institutions in connection with applications for loans or credit from such entities provided that he shall first advise those firms of the confidential nature of this agreement; or (c) provided Executive is provided with reasonable notice and is advised of the extent of any proposed disclosure, the Company from disclosing the terms and conditions of this agreement or from filing copies of this agreement with any state or federal regulatory agencies, including the Securities and Exchange Commission, if such disclosure or filing of copies is considered by the Company as necessary or appropriate to comply with federal or state securities laws or regulations or other legal or regulatory requirements.

     12.2  Return of All Property and Documents. Except as set forth below, upon
           ------------------------------------
the termination of his employment for any reason, Executive immediately will return to the Company all property of the Company, or any of its subsidiaries including, without limitation, all documents and information, however maintained (including computer files, tapes and recordings), concerning the Company acquired by Executive in the course and scope of his employment (excluding only those documents relating to Executive's own salary and benefits and legal materials of Executive as set forth below), the Company keys, credit cards and the like. Notwithstanding the foregoing the Company acknowledges and agrees that Executive shall be permitted to retain originals (or to make, at the Company's expense, photocopies or electronic copies such as on computer disks or other electronic storage media) of forms of documents and records, correspondence, continuing legal education course and seminar materials, agreements, leases, memoranda, opinion letters, legal research materials which have been produced, drafted or used by or at the direction of Executive during the course of his employment with the Company including such documents and materials as may constitute Executive's work product, provided however, that Executive shall not use any of such documents or materials in a manner that would contravene Executive's obligations under Section 12.1 hereof or in any manner that would constitute a violation of Executive's professional and ethical responsibilities as an attorney-at-law to preserve the secrets and confidences of the Company. Executive shall be provided reasonable access to the files of the Legal Department for a period of up to 30 days following his termination for purposes of obtaining these documents and materials.

         12.3  The Company's Right to Equitable Relief. If Executive commits a
               ---------------------------------------
breach, or threatens to commit a breach, of any of the provisions of this
Section 12, the Company will have the right to have such provisions specifically enforced by any court having competent equity jurisdiction, and nothing in
Section 13 shall be interpreted to the contrary.

     13.  Arbitration. Any controversy, dispute or claim arising out of,
          ------------
relating to or concerning this Agreement, the breach of this Agreement, the employment of Executive, or the termination of Executive's employment will be resolved pursuant to this Section 13.

         13.1  Agreement to Negotiate. Prior to submitting any controversy,
               ----------------------
dispute or claim to arbitration, the parties hereto will observe the following procedures:

              (a) The party desiring to submit any such controversy, dispute or claim to arbitration ("Claimant") first will give written notice thereof to the other party or parties ("Recipient") setting forth in detail the pertinent facts and circumstances relating to such controversy, dispute or claim.

              (b) Recipient will have a period of fifteen (15) days in which to consider the controversy, dispute or claim which is the subject of the notice and to furnish in writing to Claimant a written statement of the position of Recipient.

              (c) Within seven (7) days after Claimant's receipt of the written statement of Recipient or the expiration of the fifteen (15) day period set forth in subsection (b), whichever is first, the parties will meet (with counsel, in the discretion of each party) in an effort to resolve amicably all differences which may exist and, failing such resolution, either party will have the right to submit the matter to arbitration.

              (d) All communications between the parties under this Section
13.1 shall be deemed communications concerning settlement (including, without limitation, pursuant to California Evidence Code Section 1152 and FRCP Section
408) and shall not be admissible in any subsequent arbitration or litigation.

     13.2  Procedure for Arbitration.
           -------------------------

           (a) Any controversy, dispute or claim arising out of, relation to or concerning this Agreement, the breach of this Agreement, the employment of Executive, or the termination of Executive's employment will be settled by arbitration in Los Angeles, California in accordance with the Labor Arbitration Rules of the American Arbitration Association (the "AAA") then existing. (Should the AAA publish rules designed to accomplish the arbitration of employment disputes between employees not represented by a union and their employers or recommend the use of other rules, then those rules will be utilized in lieu of the Labor Arbitration Rules.) Each party shall have the right to produce evidence and provide witnesses. This agreement to arbitrate will be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

           (b) Subject to Subsection 13.1 above, any demand for arbitration may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.

           (c) one arbitrator will be appointed by both parties in the following manner: the AAA will furnish the parties with a list of potential arbitrators. All such arbitrators must be attorneys. If either party objects to all of the names on the list, the AAA will provide the parties with an alternative list of potential arbitrators. In no event may a party reject more than one list. Notice of rejection must be given to the AAA within seven (7) business days of receipt of the list. Once a particular list has been accepted by both parties, the parties alternatively will eliminate the names of the arbitrators until only one name remains. That remaining person will be appointed the arbitrator. The parties will draw lots to decide which party will eliminate the first name from the list. Either party may have the proceedings recorded by a reporter at the party's expense. If both parties request a transcript, the cost of the reporter will be shared equally by the parties. The cost of the arbitrator will be shared equally by both parties.

           (d) The arbitrator will have no authority to extend, modify or suspend any of the terms of this Agreement. The arbitrator will make his award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his award.

           (e) The arbitrator shall have the power to make all factual determinations and rule on all issues of law. Any award rendered by the arbitrator shall be final and binding upon each party to the arbitration and unreviewable for error or law or legal reasoning of any kind and any such award may be confirmed, and judgment on such award may be entered, in any court of competent jurisdiction.

                (f) If the rules of the AAA differ from those of this Section, the provisions of this Agreement will control.

     14.  GENERAL PROVISIONS.
          ------------------

          14.1  No Duty to Mitigate. The Executive shall not be required to
                -------------------
mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

          14.2  Entire Agreement. This Agreement constitutes the entire
                ----------------
understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, discussions, or preliminary or final agreements, written or oral.

          14.3  Governing Law. This Agreement will be governed by and
                -------------
construed in accordance with the laws of the State of California.

          14.4  No Assignment. This Agreement is personal to the Company and to
                -------------
Executive and may not be assigned or delegated by either party without the written consent of the other party.

          14.5  No Waiver. Neither party's failure to enforce any provision or
                ---------
provisions of this Agreement will be construed in any way as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement. Nothing contained in this Agreement, including but not limited to the provisions of Sections 6.1 and 7 hereof, shall be construed to release, waive, discharge or limit, in any manner whatsoever, Executive's rights under (a) the indemnification provisions of
Article VII of the Bylaws of the Company or any successor Bylaw provisions relating to the indemnification of the Company's officers and directors as may hereafter be adopted by the Company, provided however, that without Executive's written consent such successor Bylaw provision shall not limit the scope, nature or conditions of the indemnification currently provided under the Bylaws, (b) California Labor Code Section 2802, or (c) the Company's Directors and Officers Liability Insurance and Company Reimbursement Policy No. 440-99-28 with National Union Fire Insurance Company, or any renewal or replacement thereof, subject however to the terms and conditions thereof. Further, the parties acknowledge that the Company is presently obligated to, and is, indemnifying Executive in connection with the Securities Litigation and the Company agrees to continue to do so to the maximum extent possible under the Laws of the State of Delaware. The Company's obligation to continue to indemnify, defend and hold Executive harmless shall survive termination of this Agreement independent of the reasons for termination.

          14.6  Withholding Taxes. Executive agrees and understands that payroll
                -----------------
taxes will be withheld from the amounts payable hereunder in accordance with applicable law as determined by the Company.

          14.7  Partial Invalidity. The invalidity or unenforceability of any
                ------------------
provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement.

          14.8  Amendments. No modification, amendment or waiver of any
                ----------
provision hereof will be binding or valid unless made in accordance with the provisions of Section 9 hereof.

          14.9  Release and Reconveyance. Upon satisfaction or payment in full
                ------------------------
of all obligations under the Executive Note by Executive, whether by payment or by forgiveness and discharge, the Company will take all actions reasonably necessary and appropriate to release and discharge such note and any security held by the Company including but not limited to execution and delivery of releases and reconveyances in recordable form.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

APPLIED MAGNETICS CORPORATION               EXECUTIVE



- - -----------------------------               ------------------------------------
William R. Anderson                         Raymond P. Le Blanc
Chief Executive Officer

                                  EXHIBIT B

                       TERMS AND CONDITIONS REGARDING
                PROFESSIONAL SERVICES RETAINER ARRANGEMENTS.
                -------------------------------------------

1.   Referenced Agreement.
     --------------------

     Reference is made to that certain Retention Agreement dated as of January 2, 1994 of which this exhibit is a part and is incorporated by reference. Defined terms in the Retention Agreement shall have the same meaning as used in this Exhibit.

2.   Scope of Services.
     -----------------

     Executive will act as counsel for and provide legal representation to the Company and its subsidiaries in general business, transactional, corporate and commercial matters relating to the conduct of the business of the Company and its subsidiaries and will advise the Company and its officers, directors and employees by telephone and in conferences on such matters. Such services (herein "Legal Services") will include, specifically, the following:

     Monitoring developments regarding pending litigation and disputes including, to the extent pending at the time of Executive's termination, the Securities litigation and the Lupac v. Applied Magnetics and Magnetic
                                       ---------------------------------------
     Data Belgium litigation and coordinating with and advising the Company's
     ------------
     management on these cases, including defense, settlement, adjudication, appeal or other disposition of such matters.

     Advising the Company and its management, officers and employees regarding developments affecting the notes, securities and other contractual performance or payment rights held by the Company in connection with the sale of its Optical Products and Test Systems divisions and its former subsidiaries, Magnetic Data, Inc. and Brumko Magnetics, Inc. and any amendments, restructurings or renegotiations of such rights or the transactions, agreements and documents incorporating the same.

     Labor and employment matters including actual or threatened claims for wrongful termination or breach of implied covenants, advice and counseling with respect to various of the Company's employee benefit plans including, but not necessary limited to, its Key Employee Home Ownership and First Home Assistance Plans, its Employee Stock Option Plans, Employee Stock Purchase Plan and other benefit and compensation plans.

     Advising the Company with respect to the disposition and negotiation and resolution of matters involving license and technology agreements by and between the Company and other parties.

     Such other assignments as are mutually agreed upon between the Executive and Company

3.   Engagement Term. As used herein the Engagement Term shall mean the 12 month
     ----------------
period beginning on the first day of the first month immediately following Executive's voluntary or Involuntary Termination.

4.   Availability Commitment/Retainer Arrangements.
     ---------------------------------------------

     4.1 During the Engagement Term, Executive agrees to reserve, commit and make available time ("Availability Commitment") to provide Legal Services to the Company at the rate of forty hours per month.

     4.2 As consideration for the Executive's Availability Commitment, the Company will pay to Executive a retainer fee in advance at the beginning of each month during the Engagement Term in the amount of $10,000 per month.

     4.3 The Executive shall maintain timely and accurate records and accounts of the hours expended by him for the services contemplated hereunder and shall furnish the Company monthly invoices for services rendered ("Billing Statements"). In the event that the number of hours actually expended by Executive during any month is less than the Availability Commitment, the Company shall not be entitled to any credit or carry-over for the next ensuing month, except as expressly set forth in Schedule 4.3 hereof. In the event that the Executive provides services in excess of the applicable Availability Commitment during any month, Executive and the Company agree that Executive shall be paid for such excess services at an hourly rate of $200 per hour. Executive agrees that he will not increase this hourly rate during the Engagement Term without the consent of the Company.

5.   Out-Of-Pocket/Other Expenses.
     ----------------------------

     The Executive shall bear all costs of secretarial and clerical staff or resources engaged by him in the performance of Legal Services to the Company hereunder for typing and other customary and usual secretarial services. The fee arrangements provided in Item 4 above shall not be deemed to compensate Executive for out-of-pocket expenses reasonably incurred by Executive in providing services contemplated herein including, but not necessarily limited to: (a) reproduction and telecopier expenses, (b) telephone, express mail, courier, and federal express and other similar charges, (c) filing or recording or other similar fees or expenses paid or advanced on behalf of the Company by the Executive; and (d) travel expenses. Executive shall be entitled to reimbursement from the Company of all such expenses incurred by him on behalf of the Company provided, however, that in the case of travel expenses, Executive shall only be entitled to reimbursement for coach class or equivalent air travel except, in the case of international travel, in which case, if the Company's then current travel expense policies and practices so permit or authorize, Executive shall be entitled to reimbursement for business class or equivalent air travel. Executive shall submit periodic invoices in sufficient detail, to substantiate the expenses and costs incurred by him on behalf of the Company.

6.   Payment Terms.
     --------------

     Except for retainer fees payable in accordance with Section 4.2 hereof, payment for Legal Services and fees rendered to, and expenses incurred on behalf of, the Company are due and payable thirty (30) days from date of the Billing Statement. If the amount due is not paid within the thirty (30) day period, the unpaid amount shall be subject to a service charge of 1.5% per month until the amount due is paid in full.

7.   Access to files and Company Personnel.
     -------------------------------------

     In the course of performing services as contemplated hereunder, the Executive shall be entitled to access all Company files relating to the subject in question at all reasonable times and subject, however, to the Company's customary and usual practices with respect to the protection and security of its confidential files and records. Further, the Company shall make available to the Executive, for purposes of allowing Executive to perform the services contemplated herein, such Company personnel as may reasonably be required for conferences, meetings, compilation of records and facts and appearances as witnesses and the like. The Company shall comply with all reasonable requests of the Executive in connection with these obligations to make files, records and witnesses and personnel available in connection with the presentation and preparation of the Company's position in connection with any matter as to which Executive is providing services hereunder.

8.   Executive's Association with Other Counsel.
     ------------------------------------------

     Executive may, in Executive's sole discretion, associate with any other attorneys or law firms in connection with the Executive's providing Legal Services to the Company as contemplated herein. Such association may be as an associate, partner, "of counsel" relationship or other similar co-counsel arrangement, provided however, that, unless the Company in its sole discretion elects otherwise, the Executive will act as lead counsel in any and all matters undertaken by him on behalf of the Company pursuant to this engagement. At the request of Executive, if the Company approves the retention of such other counsel and the applicable hourly rates and terms of retention, then in such event the Company shall be obligated to pay and shall pay for such legal services and costs for such other counsel.

9.   Cooperation of the Company.
     --------------------------

The Company shall keep the Executive advised of all developments and matters affecting the tasks and assignments undertaken by the Executive pursuant to this engagement and the Company shall appear or cause its officers, directors and employees to appear on reasonable notice at any and all depositions and court appearances and shall comply with all reasonable requests of the Executive in connection with the preparation and presentation of claims or defenses on behalf of the Company and otherwise in the context of transactional matters, negotiations and the like involving tasks and assignments undertaken by an Executive pursuant to this engagement.

10.  Malpractice Insurance.
     ----------------------

     Executive agrees that as soon as practicable following the commencement of the Engagement Term, he shall, at his expense, use his best reasonable efforts to promptly make application for, and procure a policy of insurance covering, malpractice having a minimum coverage limit of $1,000,000.

                                Schedule 4.3

     To the extent, if any, that the average hourly rate for Legal Services actually billed by the Executive and paid by the Company during each quarter of the Engagement Term (commencing with the quarter starting at the beginning of the Engagement Term) exceeds $250 per hour, the Company shall be entitled to a credit against amounts payable to the Executive for Legal Services rendered during the next succeeding quarter in an amount, not to exceed $6,000, calculated by multiplying such excess by the total number of hours expended during the preceding quarter.

The following is an illustration of this credit calculation:

                                                                                Amount
                                 Total Billed/                                  Credited
                                 Paid ($10K                                     Against
                                 Retainer Plus       Avg. Hourly    Excess      Next
          Hours                  Excess @ 200/hr     Rate-Last      Over        Quarter's
Month     Worked     Quarter     During Quarter      3 Mos.         $250/hr     Fees
- - -----     ------     -------     ---------------     ------         -------     ----
  1         80
  2         60
  3         30          1            $42,000         $247.05        -$0.00-     -$0.00-
  4         40
  5         30
  6         70          2            $36,000         $257.14        $7.14       $  999.60
  7         60
  8         50
  9         15          3            $36,000         $288.00        $38.00      $4,750.00
 10         20
 11         40
 12         60          4            $34,000         $283.33        $33.33       End

  The amount applied as a credit against fees for Legal Services rendered or to be rendered in the next ensuing quarter shall be credited and offset against each of the three monthly Retainer Fees payable during such quarter on a proportionate basis. For example, in the example above, each monthly Retainer Fee payable during the third quarter would be reduced by $333.20 ($999.60/3). Any amounts available as a credit at the end of the last quarter on the Engagement Term will be applied and offset against Legal Services, if any, provided by Executive during the one year period following the end of the Engagement Term on a mutually acceptable basis, but will not, otherwise, represent an obligation of Executive to repay or refund such amount.